Exhibit 99.1

Bruce Sherrick Joins Farmland Partners Board of Directors

DENVER, July 29, 2024--(BUSINESS WIRE) -- Farmland Partners Inc. (NYSE: FPI) (the “Company” or “FPI”) today announced the addition of Dr. Bruce Sherrick, a renowned agricultural economist and farmland expert at the University of Illinois, to its Board of Directors (the “Board”), effective July 23, 2024.

Dr. Sherrick has held the Marjorie and Jerry Fruin Professorship at the University of Illinois since 2013 and has run the TIAA-CREF Center for Farmland Research at the university’s Department of Agricultural and Consumer Economics since 2014. For the past 22 years, Dr. Sherrick has also been a Managing Partner at Integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions.

Throughout his career, Dr. Sherrick has been active in the farmland investment community and currently manages webinars and reporting related to the NCREIF Farmland Data Set, a compilation of data that track the investment performance of farmland properties. He also oversees the annual Farmland Values and Lease Trends project of the Illinois Society of Professional Farm Managers and Rural Appraisers.

Dr. Sherrick has a wealth of public company board experience, having served as director and audit committee member of Farmer Mac (NYSE: AGM), an agricultural credit provider, from 2012 to 2021. Dr. Sherrick has also served as director for Peoples Company, a farm brokerage company, since 2024, the agriculture sustainability company Leading Harvest since 2019, and Twin Cedars Bank, an Iowa financial institution that specializes in agricultural finance, since 2021.

“Bruce is one of the most respected agricultural economists in the United States. There is arguably no one in academia with more experience or expertise in the farmland market, and we are excited that he’s agreed to join our Board,” said Paul Pittman, FPI’s Executive Chairman. “He will bring economic insights, data, and a unique perspective to our team, which will be an asset for the Company as we continue to strengthen our operational performance and plan for the future.”

“Farmland Partners is respected in the farmland community for its innovative approach to investing and providing a public vehicle for access to farmland investments, and for its land management and the creative partnerships it builds with its tenants,” Sherrick said. “I’m excited to be a part of FPI and look forward to working closely with Paul and the rest of the Board to help the Company and its investors maximize returns.”

Dr. Sherrick graduated from The Ohio State University with a Bachelor of Science and a Ph.D., with a focus on finance, economics, and agriculture.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of June 30, 2024, the Company owned and/or managed approximately 180,100 acres in 17 states, including Arkansas, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, South Carolina, and Texas. In addition, the Company owns land and buildings for four agriculture equipment dealerships in Ohio leased to Ag Pro under the John Deere brand. The Company has approximately 26 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014. Additional information: www.farmlandpartners.com or (720) 452-3100.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to our outlook and the outlook for the farm economy generally, proposed and pending acquisitions and dispositions, financing activities, crop yields and prices and anticipated rental rates. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance, and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: the ongoing war in Ukraine and the ongoing conflict in the Middle East and their impacts on the world agriculture market, world food supply, the farm economy generally, and our tenants’ businesses; changes in trade policies in the United States and other countries that import agricultural products from the United States; high inflation and elevated interest rates; the onset of an economic recession in the United States and other countries that impact the farm economy; extreme weather events, such as droughts, tornadoes, hurricanes or floods; the impact of future public health crises on our business and on the economy and capital markets generally; general volatility of the capital markets and the market price of the Company’s common stock; changes in the Company’s business strategy, availability, terms and deployment of capital; the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all; availability of qualified personnel; changes in the Company’s industry, interest rates or the general economy; adverse developments related to crop yields or crop prices; the degree and nature of the Company’s competition; the outcomes of ongoing litigation; the timing, price or amount of repurchases, if any, under the Company's share repurchase program; the ability to consummate acquisitions or dispositions under contract; and the other factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contact:

Phillip Hayes

phayes@farmlandpartners.com